Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. No. 333-184456) pertaining to the registration of shares of common stock, Form S-8 (No. 333-177990) pertaining to the Acadia Healthcare Company, Inc. 2011 Incentive Compensation Plan, and Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (No. 333-175523) pertaining to the PHC, Inc. 2004 Non-Employee Director Stock Option Plan, the PHC, Inc. 2003 Stock Purchase and Option Plan, the PHC, Inc. 1995 Employee Stock Purchase Plan and the PHC, Inc. 1993 Stock Purchase and Option Plan, of Acadia Healthcare Company, Inc., of our report dated December 3, 2012, with respect to the audited consolidated financial statements of AmiCare Behavioral Centers, LLC, included in this Form 8-K of Acadia Healthcare Company, Inc.

/s/ Lattimore Black Morgan & Cain, PC

Brentwood Tennessee
December 3, 2012